Exhibit 99.3

SIMON FINANCIAL, INC.
11636 Montana Avenue, Suite 210 Los Angeles, CA 90049 (310) 207-1395 www.simon-financial.com

September 30, 2005

Board of Directors

Creative Computer Applications, Inc.

26115-A Mureau Road

Calabasas, CA  91302

Dear Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 3, 2005, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, no par value per share (the “Shares”), of Creative Computer Applications, Inc. (the “Company”) of the Exchange Ratio as defined in the draft Agreement and Plan of Reorganization, dated as of May        , 2005, among the Company, StorCOMM, Inc. and Xymed.com, Inc., a wholly owned subsidiary of the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Opinion of Financial Advisor to Board of Directors of CCA,” and “The Merger — Other Factors Considered by CCA Board” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the registration statement).

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

SIMON FINANCIAL INC.
Los Angeles, California

September 30, 2005